UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2011

GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34551	20-4477465
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 Farm Credit Drive Suite 2300 McLean, VA	22102-5011
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 703-738-2840

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 2, 2011, Global Defense Technology & Systems, Inc. (the “Company” or “GTEC”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sentinel Acquisition Corporation (the “Purchaser”) and Sentinel Acquisition Holdings Inc. (the “Parent”), pursuant to which, among other things, the Purchaser will commence a cash tender offer for all of the outstanding shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), subject to the terms and conditions of the Merger Agreement. The Parent and the Purchaser are affiliates of Ares Corporate Opportunities Fund III, L.P.

Merger Agreement

Pursuant to the Merger Agreement, the Purchaser will commence a tender offer (the “Offer”) to acquire all of the outstanding shares of Common Stock at a price of $24.25 per share (the “Offer Price”), net to the selling stockholders in cash, without interest, subject to any applicable withholding taxes. Following the consummation of the Offer, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Purchaser will be merged with and into the Company (the “Merger”), and the Company will become a wholly owned subsidiary of the Parent. At the effective time of the Merger, each share of Common Stock not purchased in the Offer (other than shares held by the Company, the Purchaser, the Parent or any Company stockholders who perfect their statutory rights of appraisal under Delaware law) will be converted into the right to receive an amount in cash equal to the Offer Price.

The consummation of the Offer is subject to the satisfaction or waiver of certain conditions, including at least a majority of the outstanding shares of Common Stock’s having been validly tendered pursuant to the Offer, the expiration or termination of any applicable waiting periods under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and other customary conditions.

The Merger Agreement includes customary representations, warranties and covenants by the parties. The Company has agreed, among other things, to operate its business in the ordinary course until the Offer is consummated. Under the Merger Agreement, the Company retains the rights (i) to solicit inquiries or competing proposals for its Common Stock or assets from the date of the Merger Agreement through April 1, 2011 (the “Go-Shop Period”) and (ii) for 30 days after the expiration of the Go-Shop Period, to negotiate with certain parties that submitted inquiries or proposals during the Go-Shop Period. With the exception of the foregoing, the Company has agreed not to solicit or initiate discussions with third parties regarding other proposals to acquire the Company and has agreed to certain restrictions on its ability to respond to such proposals, subject to the fulfillment of the fiduciary duties of the Company’s board of directors.

The Merger Agreement includes customary termination provisions applicable to the Company, the Purchaser or the Parent. The Company will pay the Parent a termination fee, inclusive of the Parent’s and the Purchaser’s expenses, of (i) $3,533,000 (A) if the Merger Agreement is terminated by the Company prior to the Purchaser’s acceptance of Shares pursuant to the Offer in connection with an acquisition agreement executed during the Go-Shop Period with a party other than the Parent or the Purchaser or (B) thereafter in connection with certain transactions between the Company and certain third parties that had submitted a proposal during the Go-Shop Period or (ii) $7,067,000 if the Merger Agreement is terminated pursuant to its terms in certain other circumstances.

In addition, subject to the terms of the Merger Agreement, the Company has granted the Purchaser and the Parent an irrevocable option (the “Top-Up Option”), exercisable after the Purchaser and the Parent acquire at least a majority of the outstanding shares of Common Stock pursuant to the Offer, to purchase from the Company, at a price per share equal to the Offer Price, that number of newly issued shares of Common Stock that is equal to one share more than the amount needed to give the Purchaser 90% of the outstanding shares of Common Stock. If the Parent or the Purchaser acquires at least 90% of the outstanding shares of Common Stock, including through the exercise of the Top-Up Option, the Merger is expected to be completed through the “short form” procedures under Delaware law.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Merger Agreement has been included to provide investors and stockholders with information regarding its terms.  It is not intended to provide any other factual information about the Company. The Merger Agreement contains representations and warranties that the parties made to and solely for the benefit of each other. The assertions embodied in the representations and warranties in the Merger Agreement are qualified by information contained in the confidential disclosure letter that the Company delivered in connection with signing the Merger Agreement. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure letter.  Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Tender and Voting Agreement

In connection with the Merger Agreement, Contego Systems LLC (“Contego”), which holds approximately 41% of the outstanding Common Stock, entered into a Tender and Voting Agreement (the “Tender and Voting Agreement”), dated as of March 2, 2011, with the Parent. Under the Tender and Voting Agreement, Contego agreed to tender to the Purchaser all of its shares of Common Stock within 10 business days of the commencement of the Offer and, in the event a vote of the Company’s stockholders is called for, to vote any shares of Common Stock it holds (i) in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement and (ii) against any competing proposal to acquire the Company, any action that would reasonably be expected to result in the breach of any representation, warranty, agreement or obligation of the Company, any action that would reasonably be expected to impede or adversely affect the timely consummation of the Offer or the Merger or any change in the voting rights of any class of shares of the Company. A copy of the Tender and Voting Agreement is filed as Exhibit 99.1.

The foregoing description of the Tender and Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Tender and Voting Agreement, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Guaranty and Equity Commitment Letter

In connection with the Merger Agreement, Ares Corporate Opportunities Fund III, L.P., the direct parent of the Parent (the “Equity Contributor”) provided a guaranty in favor of the Company (the “Guaranty”), dated as of March 2, 2011, and entered into an Equity Commitment Letter (the “Equity Commitment Letter”), dated as of March 2, 2011, with the Parent and the Company. Pursuant to the Guaranty, as an inducement to the Company to enter into the Merger Agreement, the Equity Contributor agreed to irrevocably and unconditionally guarantee the payment obligations of the Purchaser and the Parent under the Merger Agreement as and when due, up to $100 million, subject to certain limitations as set forth therein. Pursuant to the Equity Commitment Letter, also as an inducement to the Company to enter into the Merger Agreement, the Equity Contributor agreed, subject to the terms and conditions set forth therein, to purchase, or to cause the purchase of, equity interests in the Parent and to repay, or to cause the repayment of, the indebtedness of the Company that comes due in connection with the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement for an aggregate amount up to $320 million. Funds contributed to the Parent under the Equity Commitment Letter will be contributed by the Parent to the Purchaser in order to fund the Offer, the Merger, the repayment of such indebtedness and the other transactions contemplated by the Merger Agreement. The obligations of the Equity Contributor under the Guaranty and the Equity Commitment Letter are subject to certain customary conditions as set forth more fully therein. The foregoing descriptions of the Guaranty and of the Equity Commitment Letter do not purport to be complete and are qualified in their entirety by reference to such documents, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

A copy of the press release dated March 3, 2011 announcing the execution of the Merger Agreement is attached hereto as Exhibit 99.2.

Important Information

The tender offer for the outstanding shares of GTEC has not yet commenced. This Current Report on Form 8-K is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of GTEC. At the time the tender offer is commenced, the Purchaser and/or the Parent or one of their affiliates will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “Commission), and GTEC will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Investors and GTEC stockholders are strongly advised to carefully read the tender offer statement (including the offer to purchase, the letter of transmittal and the related tender offer documents) and the related solicitation/recommendation statement when they become available, as they will contain important information, including the various terms of, and conditions to, the tender offer. Such materials, when prepared and ready for release, will be made available to GTEC’s stockholders at no expense to them. In addition, at such time GTEC stockholders will be able to obtain these documents for free from the Commission’s website at www.sec.gov.

Forward Looking Statements

Statements in this Current Report on Form 8-K other than historical data and information constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause the Company’s actual results, performance, achievements or industry results to differ materially from the results, performance or achievements expressed or implied by such forward-looking statements, including, but not limited to the following: uncertainties as to the timing of the tender offer and the merger; uncertainties as to how many of GTEC’s stockholders will tender their shares in the tender offer; the risk that competing offers will be made and that GTEC will enter into an alternative transaction; the possibility that various closing conditions for the transaction may not be satisfied or waived, including regulatory approvals; and other risk factors discussed in GTEC’s Annual Report on Form 10-K, and such other filings that GTEC makes with the Commission from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements speak only as of the date hereof and GTEC undertakes no obligation to update such forward-looking statements in the future except as required by law.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Agreement and Plan of Merger, dated as of March 2, 2011, among Sentinel Acquisition Holdings Inc., Sentinel Acquisition Corporation and Global Defense Technology & Systems, Inc.*
10.1	Guaranty, dated as of March 2, 2011, between Ares Corporate Opportunities Fund III, L.P. and Global Defense Technology & Systems, Inc.
10.2	Equity Commitment Letter, dated as of March 2, 2011, among Ares Corporate Opportunities Fund III, L.P., Sentinel Acquisition Holdings Inc. and Global Defense Technology & Systems, Inc.
99.1	Tender and Voting Agreement, dated as of March 2, 2011, between Contego Systems LLC and Sentinel Acquisition Holdings Inc.
99.2	Press Release dated March 3, 2011

*	Certain of the appendices and exhibits to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Global Defense Technology & Systems, Inc. hereby undertakes to furnish supplementally to the Securities and Exchange Commission copies of any omitted appendices and exhibits upon request therefore by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL DEFENSE TECHNOLOGY & SYSTEMS, INC.

Date: March 3, 2011

/s/ John Hillen

John Hillen, President and Chief Executive Officer